UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
March 4, 2010

ATMEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19032	77-0051991

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2325 Orchard Parkway
San Jose, CA 95131
(Address of principal executive offices, including zip code)
(408) 441-0311
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
On March 4, 2010, Atmel Rousset S.A.S. (“Atmel SAS”), a wholly-owned subsidiary of Atmel Corporation (“Atmel”) incorporated under the laws of France, entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with LFoundry GmbH, incorporated under the laws of Germany (“LFoundry”), providing for the sale of Atmel’s 200mm silicon wafer fabrication business located in Rousset, France to LFoundry through a sale and transfer of the stock of a French company (“Fabco”) having all the assets and liabilities related to the wafer fabrication business (the “Sale”).
Under the terms of the Stock Purchase Agreement, Atmel SAS will receive nominal cash consideration in the Sale, subject to potential post-closing adjustments based on the assets and liabilities of Fabco at the time of closing. The closing of the Sale is anticipated to occur during the second quarter of 2010, and is subject to certain customary closing conditions for a transaction of this nature. The Stock Purchase Agreement contains representations, warranties and covenants customary for a transaction of this nature, and further provides that Atmel SAS shall indemnify LFoundry, and LFoundry shall indemnify Atmel SAS, against certain losses up to a cap of 500 thousand Euros, subject to certain exceptions.
In connection with the closing of the Stock Purchase Agreement, Atmel SAS and Fabco will enter into certain other ancillary agreements, including a Manufacturing Services Agreement (the “Manufacturing Services Agreement”), pursuant to which Atmel SAS will purchase wafers from LFoundry for a minimum of three (3) years following the closing on a “take-or-pay” basis.
Atmel expects to record certain costs and fees upon closing, and anticipates a loss on this sale, which could be material, the amount of which cannot currently be determined as it is dependant on the final terms and conditions of certain ancillary agreements, including the Manufacturing Services Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atmel Corporation
Date: March 10, 2010	By:	/s/ Stephen Cumming
Stephen Cumming
Vice President Finance and Chief Financial Officer